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                                                                    EXHIBIT 99.1
PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com
FOR RELEASE
THURSDAY, JANUARY 7, 1999

CONTACT:      JOHN J. KENNEDY
              CHIEF FINANCIAL OFFICER
              (281) 443-3370

                       SMITH INTERNATIONAL, INC. COMMENTS
                            ON FOURTH QUARTER OUTLOOK

     HOUSTON, Texas (January 7, 1999)... Smith International, Inc. (NYSE, PCX:
SII) today announced that several factors are expected to impact its results for the quarter ended December 31, 1998 resulting in earnings which will be lower than current analysts' earnings estimates. The Company expects to incur a $42 million pre-tax charge ($28 million, or $0.57 per diluted share, after-tax) in the quarter which includes costs for additional restructuring efforts including severance, operation reductions and asset write-downs associated with a deterioration in certain markets for the Company's products and services. Reduced customer activity and spending levels in light of the continued weakness in oil prices are effecting fourth quarter revenues. The Company anticipates revenues for the fourth quarter will be approximately 13 percent below revenues reported in the third quarter of 1998. While results for the fourth quarter have not yet been consolidated or reviewed, the Company believes fourth quarter earnings per share, excluding the impact of the charge, will be in the $0.25 to $0.27 range. The Company's financial results for the quarter and fiscal year ended December 31, 1998 are expected to be announced during the week of February 1, 1999.


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     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson Supply.


                  Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Additionally, for a discussion of certain risk factors which could impact the reported results, review the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission.